Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

December 19, 2011

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Ladies and Gentlemen:

We have acted as counsel to Susser Holdings Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 275,000 shares of its Common Stock, par value $0.01 per share (the “Shares”), pursuant to the underwriting agreement, dated December 1, 2011 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the First Amendment to the Amended and Restated By-Laws of the Company; (iv) the Registration Statement on Form S-3 (File No. 333-177265) (the “Registration Statement”); (v) the prospectus contained within the Registration Statement; (vi) the Underwriting Agreement; (vii) the prospectus, dated as of October 21, 2011 (the “Base Prospectus”), which forms a part of the Registration Statement; (viii) the preliminary prospectus supplement, dated November 28, 2011; (ix) the prospectus supplement, dated December 1, 2011 (the “Prospectus Supplement”); and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares have been duly authorized and, when issued as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours, /s/ Weil, Gotshal & Manges LLP

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